Exhibit 99.1

FOR IMMEDIATE RELEASE

Omnicom Group Reports First Quarter 2015 Results

NEW YORK, April 21, 2015 - Omnicom Group Inc. (NYSE: OMC) today announced that its net income for the first quarter of 2015 increased $3.6 million, or 1.8%, to $209.1 million from $205.5 million in the first quarter of 2014. Diluted net income per common share in the first quarter increased six cents, or 7.8%, to $0.83 per share versus $0.77 per share during the first quarter of 2014.

Omnicom’s worldwide revenue in the first quarter of 2015 decreased 0.9% to $3,469.2 million from $3,502.2 million in the first quarter of 2014. Domestic revenue for the first quarter of 2015 increased 4.6% to $1,958.2 million compared to $1,871.8 million in the first quarter of 2014. International revenue decreased 7.3% to $1,511.0 million compared to $1,630.4 million in the first quarter of 2014.

For the quarter ended March 31, 2015, organic growth increased revenue 5.1%, acquisitions, net of dispositions increased revenue 0.4%, while the impact of foreign exchange rates decreased revenue 6.4% when compared to the first quarter of 2014.

Across our regional markets, organic revenue in the first quarter of 2015 increased 4.8% in North America, 9.3% in the United Kingdom, 2.7% in the Euro Markets and Other Europe, 6.7% in Asia Pacific, 3.4% in Latin America and 10.6% in Africa/Middle East, when compared to the same quarter of 2014.

The change in organic revenue in the first quarter of 2015 as compared to the first quarter of 2014 in our four fundamental disciplines was as follows: advertising increased 7.7%, CRM increased 2.6%, public relations increased 3.1% and specialty communications increased 2.6%.

For the first quarter of 2015, Omnicom’s earnings before interest, taxes and amortization of intangibles (“EBITA”), a non-GAAP financial measure, decreased $2.1 million, or 0.5%, to $405.0 million from $407.1 million in the first quarter of 2014.

437 Madison Avenue, New York, NY 10022 (212) 415-3600 Fax (212) 415-3530

Omnicom Group Inc.

Our EBITA margin increased to 11.7% for the first quarter of 2015 versus 11.6% in the first quarter of 2014.

Operating income in the first quarter of 2015 decreased $5.0 million, or 1.3%, to $377.7 million from $382.7 million in the first quarter of 2014. Our operating margin in the first quarter of 2015 of 10.9% was unchanged when compared to the first quarter of 2014.

Omnicom Group Inc. (NYSE: OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries. Follow us on Twitter for the latest news.

For a live webcast and/or a replay of our first quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Contacts
Investor Relations:	Media:
Shub Mukherjee, 212-415-3011	Benjamin Bourinat, 212-415-3452
shub.mukherjee@omnicomgroup.com	Benjamin.Bourinat@omnicomgroup.com

Omnicom Group Inc.

Consolidated Statements of Income

Three Months Ended March 31

(Unaudited)

(Dollars in Millions, Except Per Share Data)

	2015	2014

Revenue	$ 3,469.2	$ 3,502.2

Operating Expenses, excluding amortization of intangibles	3,064.2	3,095.1

EBITA (a)	405.0	407.1

Less: Amortization of Intangibles	27.3	24.4

Operating Income	377.7	382.7

Net Interest Expense	34.2	39.0

Income before income taxes	343.5	343.7

Income tax expense	112.7	116.3

Income (Loss) from equity method investments	(1.0)	0.6

Net income	229.8	228.0

Less: Net income allocated to noncontrolling interests	20.7	22.5

Net income - Omnicom Group Inc.	209.1	205.5

Less: Net income allocated to participating securities	2.8	4.1

Net income available for common shares	$ 206.3	$ 201.4

Net income per common share - Omnicom Group Inc.
Basic	$ 0.84	$ 0.78
Diluted	$ 0.83	$ 0.77

Weighted average shares (in millions)
Basic	246.4	259.1
Diluted	247.4	261.4

Dividend declared per common share	$ 0.50	$ 0.40

(a)	EBITA (defined as Earnings before interest, taxes and amortization of intangibles) is a non-GAAP measure. We use EBITA as an additional operating performance measure, which excludes the non-cash amortization expense of acquired intangible assets. We believe that EBITA is a useful measure to evaluate the performance of our businesses. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

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